UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2013

Torvec, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg. 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 28, 2013, the Company issued a press release announcing that it has entered into a development agreement with Chinese automotive manufacturer, BAIC Motor Co., Ltd. Under the agreement, BAIC Motor Co., Ltd. will pay Torvec to manufacture a number of prototypes of its IsoTorque® differential for one of BAIC's anticipated future car models. Torvec will supply BAIC with these prototypes for its evaluation and testing.

A copy of this press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

In addition, on January 29, 2013, the Company published a Chief Executive Officer Update on its corporate website, www.torvec.com. The full text of this CEO Update is as follows:

“Dear Shareholders,

As you know we have started to sell the IsoTorque® differential into the automobile after-market. With limited effort, we have received orders for approximately 40 units for high powered Corvettes and Camaros. This along with feedback we have received makes us confident that we have a very salable product.

We are still working to improve our high-impact durability with the IsoTorque differential and although we are now at a point where we feel there will be no problems under “normal” use, we are not the best we can be. We feel that if we are going to be a world class company our product has to be world class in every way. For that reason we have decided not to ship our differentials until we are completely satisfied with the product.

As mentioned before we are confident that there is nothing in the marketplace that can compete with IsoTorque's performance and safety. We must also make it the most dependable.

As you, we are very frustrated with the time it is taking to solve this problem. Our goal is to have a design solution within the next 90 days.

In the meantime we have sent 2 IsoTorques to a large OEM for baseline comparison testing for performance along with other differentials. They are also waiting for our improved design to start their platform testing. As I have said before, we have a great deal of interest from many companies.

As soon as we complete our work on the present IsoTorque incarnation, we will start our front wheel drive development in earnest as well as designing other sizes for rear wheel drive applications.

We are pleased to have announced that Torvec has entered into a development agreement with Chinese automotive manufacturer, BAIC Motor Co., Ltd. Under the agreement, BAIC Motor Co., Ltd. will pay Torvec to manufacture a number of prototypes of its IsoTorque® differential for one of BAIC's anticipated future car models. Torvec will supply BAIC with these prototypes for its evaluation and testing.

BAIC Motor Co., Ltd. operates as a subsidiary of Beijing Automotive Industry Holding Co., Ltd, the fifth-largest carmaker in China in terms of sales. BAIC Motor Co., Ltd manufactures passenger cars and off-road vehicles for the Chinese market. Its parent company, Beijing Automotive Industry Holding Co., Ltd. has made successful joint venture partnerships with Hyundai Motor and Daimler AG.

Under the agreement, BAIC will furnish Torvec with specifications, drawings, differential housings and will pay Torvec to manufacture prototype IsoTorques for a specific vehicle application.

This is a great opportunity for Torvec to work with an established auto manufacturer in the world's largest automotive market. It is also a great opportunity for BAIC to adopt this outstanding technology.

Our new Torvec hydraulic pump is on schedule. Along with our consultant and new board member, Tom Labus, we are making great strides. We have built our own testing facility for initial testing, which would have otherwise taken place at a third party testing facility, and we are pleased with the test results we have achieved to date. We hope to go to our independent testing facility for full testing within the next 6 to 9 months. Again, this is “world changing” innovative technology that we feel is going to be a great product for Torvec.

We are in hopes that 2013 will be a break out year for Torvec and we will finally be on our way to meaningful sales and revenue. Going through this many times before, I have learned the importance of patience. But it is still difficult for me. I more than appreciate how it is for the long time shareholders. This would be fairly common and natural if we were a 2 year old company. However we are a 15 year old company. We are very aware of this.

Please be assured we are doing everything we can to create these incredible products as fast as possible.

Sincerely,

Dick Kaplan

CEO”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number / Description

99.1     Press Release dated January 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec, Inc.

January 29, 2013	By:	/s/ Robert W. Fishback
Robert W. Fishback
Chief Financial Officer and Principal Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 28, 2013

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